Exhibit (h)(10)

CRM Mutual Fund Trust – Amendment Regarding Summary Prospectus Services

CRM MUTUAL FUND TRUST

520 Madison Avenue, 32nd Floor

New York, New York 10022

Attention: Carlos Leal

Dear Mr. Leal:

This document is an Amendment to the Administration and Accounting Services Agreement dated August 1, 2005 between CRM Mutual Fund Trust (the “Fund”) and PNC Global Investment Servicing (U.S.) Inc. (formerly PFPC Inc.) (“PNC”), and that Agreement is hereby amended as set forth below. This Amendment shall be effective as of the date set forth below immediately above the Fund’s signature line.

Thank you for the opportunity to provide additional regulatory administration services for the Fund.

The Regulatory Administration Department of PNC will provide the following services to the Fund each year for a fee to be agreed in writing between the Fund and PNC:

•

Draft the initial summary prospectus (and in each subsequent year, the annual update of the summary prospectus) for each series of the Fund listed on Exhibit A hereto (as such Exhibit A may be amended from time to time).

•	Coordinate the Securities and Exchange Commission filing of each such summary prospectus with the Fund’s financial printer.

PNC’s regulatory administration services are intended to assist in meeting the Fund’s regulatory requirements and are not, nor shall they be construed as constituting, legal advice or the provision of legal services. This Amendment does not establish an attorney-client relationship between the PNC, the Fund or any other person. As always, all work prepared by PNC’s Regulatory Administration Department is subject to review and approval by the Fund’s outside counsel.

The undersigned hereby represents and warrants to PNC that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment, and (iii) any benefits accruing to PNC or to the adviser or sponsor or other affiliate of the Fund in connection with this Amendment have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

Exhibit (h)(10)

If the foregoing is in accordance with your understanding, please indicate your acceptance of the arrangement by signing below.

PNC Global Investment Servicing (U.S.) Inc.

By:	/s/Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Senior Vice President

Agreed to and accepted as of August 26, 2009.

CRM Mutual Fund Trust

By:	/s/Carlos Leal

Name:	Carlos Leal

Title:	CFO

Exhibit (h)(10)

Exhibit A

Small Cap Value

(Investor Class and Institutional Class share classes)

Mid Cap Value

(Investor Class and Institutional Class share classes)

Small/Mid Cap Value

(Investor Class and Institutional Class share classes)

Large Cap Opportunity

(Investor Class, Institutional Class and Advisor Class share classes)

All Cap Value

(Investor Class, Institutional Class and Advisor Class share classes)

130/30 Value

(Investor Class and Institutional Class share classes)

CRM International Opportunity Fund

(Investor Class and Institutional Class share classes)

CRM Global Opportunity Fund

(Investor Class and Institutional Class share classes)